Exhibit 10.7

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of [ ] and is entered into by and between [ ] (“Executive”), and Texas Capital Bancshares, Inc. (“TCBI”), which is the holding company of Texas Capital Bank, N.A. (“TCB”) (TCBI and TCB collectively, the “Company”). The Company and Executive shall each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to employ Executive as the [ ] of the Company and Executive desires to be employed by the Company in such position;

WHEREAS, the Parties desire to set forth in writing the terms and conditions of their agreement and understandings with respect to Executive’s employment; and

WHEREAS, the Company hereby employs Executive, and Executive hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
SERVICES TO BE PROVIDED BY EXECUTIVE

A.Position and Responsibilities. During the Term, Executive shall serve as the [ ] of [ ]. Executive agrees to serve in such other capacities as the Company may from time to time request. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person in such position, and the duties directed by the Company.

B.Performance. During Executive’s employment with the Company, Executive shall devote on a full-time basis all of Executive’s professional time, energy, skill and efforts to the performance of Executive’s duties to the Company. Executive shall exercise reasonable best efforts to perform Executive’s duties in a diligent, trustworthy, good faith and business‑like manner, all for the purpose of advancing the interests of the Company. Executive shall at all times act in a manner consistent with Executive’s position with the Company. During Executive’s employment with the Company, Executive (i) shall not be employed with any other entity, (ii) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the Company’s consent, and (iii) shall not, directly or indirectly, have any interest in, or perform any services for, any business competing with or similar in nature to the Company’s

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business. Executive shall use reasonable best efforts to assure that any civic responsibilities or charitable activities do not interfere with Executive’s duties to the Company.

C.Compliance. Executive shall act in accordance with high business and ethical standards at all times. Executive shall comply with the policies, codes of conduct, codes of ethics, written manuals and lawful directives of the Company (collectively, the “Policies”). Executive shall comply with all laws of any jurisdiction in which the Company does business (collectively, “Laws”). Executive shall keep the Chief Executive Officer (“CEO”) promptly and fully informed of Executive’s conduct in connection with the business affairs of the Company. Executive shall report Executive’s own violation of Policies or Laws and any violation of Policies or Laws or proposed violation of Policies or Laws of any other employee, director or contractor of the Company or other person performing services on behalf of the Company to the Company’s CEO promptly upon Executive becoming aware of such violation or proposed violation of Policies or Laws. Additionally, Executive shall inform the CEO promptly in writing of any threatened legal, regulatory action or financial loss that arises from or is otherwise related in any way to any violation of Policies or Laws.

D.Representations. Executive represents and warrants to the Company that Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject by entering into this Agreement or by providing services for the Company; (ii) is under no contractual, legal, or fiduciary obligation or burden that will interfere with Executive’s ability to perform services for the Company; (iii) has no previous convictions under any law, disputes with regulatory agencies, or other similar circumstances that would reasonably be expected to have an adverse effect on the Company. Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE II.
COMPENSATION FOR SERVICES

As compensation for all services Executive will perform for the Company, the Company will pay Executive, and Executive shall accept as full compensation, the following:

A.Compensation. During the Term, the Company shall pay Executive a base monthly salary in the amount of $[ ] (“Base Salary”), less applicable payroll taxes and withholdings, payable in accordance with the Company’s normal payroll practices. The Company will review Executive’s Base Salary annually, and, in the sole discretion of the Company, may increase such Base Salary from time to time, but shall not be obligated to effectuate any increase.

B.Discretionary Bonus. The Company and the Board may establish an incentive bonus plan for its key executives based on various targets and performance criteria established by the Company. With respect to the Company’s fiscal years beginning after [ ], Executive shall be permitted to participate in the plan, if adopted by the Board. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of applicable bonuses, if any, shall be at the Company’s sole discretion. The annual discretionary incentive bonus may be awarded

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in whole or in part, based on the level of incentive bonus plan performance criteria achieved by Executive, in the Company’s sole judgment. With respect to the Company’s 2018 fiscal year, Executive shall be eligible to receive a fixed incentive bonus of $[ ], less any required federal and state withholding taxes, payable in the first calendar quarter of [ ], subject to the terms of set forth in this Article II.B. Executive must be employed on the date of payout to be eligible for any bonus. If Executive terminates this Agreement without Good Reason, or if the Company terminates Executive’s employment at any time for Cause, Executive will not be paid any bonus, in whole or in part, for the year in which the employment termination occurred. Any bonus paid pursuant to this Article II.B. shall be paid to Executive in the calendar year immediately following the calendar year to which the payment relates. The payment of a bonus with respect to a particular calendar or fiscal year does not guarantee payment of a bonus in any subsequent year.

C.Equity Compensation. The Company establishes equity-based incentives for its executives from time to time under its long-term incentive plans (the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan and any successor plan thereto) (the “Plan”). The Company may in its sole discretion, but is not obligated to, make grants of equity-based incentive compensation to Executive under the terms of the Plan. On or as soon as administratively practicable after the first date of the Initial Term, the Company agrees to grant to Executive, subject to the approval of the Board, a restricted stock unit award with respect to [ ] shares of the Company’s common stock, subject to the terms and conditions of the Plan and the Company’s form of time-based restricted stock unit award agreement, which terms shall include, without limitation, vesting of the award pro rata over five years, beginning on the first anniversary of the date of grant (subject to forfeiture in accordance with the terms of the award agreement).

D.Expenses. The Company agrees that, during Executive’s employment, the Company shall reimburse Executive for out-of-pocket expenses reasonably incurred in connection with Executive’s performance of Executive’s services hereunder, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, provided that Executive submits such expenses for reimbursement within 60 days of the date such expenses were incurred in accordance with the Company’s expense reimbursement policy. Subject to Article V.M., reimbursements shall be in compliance with the Company’s expense reimbursement policies.

E.Vacation. Executive shall be entitled to paid vacation pursuant to the Company’s standard written policies as may be amended by the Company. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Vacation that is unused shall lapse at the end of the calendar year and shall not carry forward.

F.Benefits. Executive may participate in any group health insurance plan, 401k plan, disability plan, group life plan and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the documents governing such plan, program or policy, as such plans, programs or policies may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion.

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ARTICLE III.
TERM; TERMINATION

A.Term of Employment. The term of Executive’s employment under this Agreement shall begin on [ ] (the “Effective Date”) and shall continue in effect for three years following the Effective Date (the “Initial Term”), unless earlier terminated by any Party in accordance with Article III.B. Upon the expiration of the Initial Term, the Agreement will automatically renew, subject to earlier termination as herein provided, for successive one year periods (each an “Additional Term”), unless either Executive or the Company provide notice of non-renewal at least 30 days prior to the expiration of the Initial Term or the then Additional Term, whichever is applicable. The Initial Term and any Additional Term(s) shall be referred to collectively as the “Term.”

B.Termination. Any Party may terminate Executive’s employment at any time upon written notice; provided however, that the Company shall provide Executive 30 days written notice of termination without Cause or due to Executive’s Disability. The date of Executive’s termination shall be (i) if Executive’s employment is terminated by his death, the date of his death; or (ii) the date stated in the notice of termination. Upon termination of Executive’s employment, the Company shall pay Executive (i) any unpaid Base Salary accrued through the date of termination; (ii) any accrued, unused vacation through the date of termination; and (iii) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”), within the time period required by applicable law.

(i)Termination for Cause by the Company or by Executive without Good Reason or Non-Renewal by Any Party. In the event the Company terminates Executive’s employment with the Company for Cause (as defined below) at any time during the Term, Executive terminates his employment with the Company for a reason other than Good Reason (as defined below), or non-renewal by any Party, the Company shall have no further liability or obligation to Executive under this Agreement or in connection with Executive’s employment hereunder, except that the Company shall pay the Accrued Obligations and any amounts to which Executive is entitled under the Company’s benefit plans in accordance with their terms. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law.

For purposes of this Agreement:

(a)    “Cause” means the occurrence of any of the following events: (i)  an act or acts of theft, embezzlement, fraud, or dishonesty by Executive, regardless of whether such act(s) relate to the Company; (ii) a willful or material misrepresentation by Executive that relates to the Company, or has a material adverse effect on the Company; (iii) any willful misconduct or gross negligence by Executive that is injurious to the Company, including violation of any Laws; (iv) any violation by Executive of any fiduciary duties owed by Executive to the Company; (v) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or a misdemeanor that involves moral turpitude (other than a minor traffic infraction); (vi) a material or repeated violation of the Company’s Policies, which Executive failed to cure within 30 days after receiving written notice from the Company; (vii) Executive’s continued performance below the Company’s

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expectations, which Executive failed to cure within 30 days after receiving written notice from the Company; (viii) the failure or refusal of Executive to follow the lawful directives of the Company, which, if curable (as determined by the Company), Executive failed or refused to cure within 30 days after receiving written notice from the Company; (ix) a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties that is not cured by Executive within 30 days after receipt by Executive of a written notice from the Company; or (x) the unlawful use (including being under the influence) or possession of illegal drugs by Executive on the premises of the Company or while performing any duties or responsibilities for the Company.

(b)    “Good Reason” means the occurrence of any of the following events: (i) without Executive’s prior consent, the assignment of Executive to a position constituting a material demotion with loss of compensation and job duties by comparison to Executive’s position with the Company on the date of this Agreement; provided, however, that changes in Executive’s job duties and reporting relationships, at the Company’s or Board of Directors’ discretion, and without a material loss in Executive’s compensation, will not constitute “Good Reason”; (ii) the change of the location where Executive performs the majority of Executive’s job duties at the time Executive executes this Agreement (“Base Location”) to a location that is more than 50 miles from the Base Location, without Executive’s written consent; (iii) a reduction by the Company in Executive’s Base Salary, unless the reduction is a proportionate reduction of the compensation of Executive and all other senior officers of the Company as a part of a company-wide effort to enhance the Company’s financial condition; or (iv) after the occurrence of a Change in Control (defined below), a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities, or duties attached to the position(s) with the Company which Executive held immediately before the Change in Control, or a material reduction in total compensation, including incentive compensation, stock-based compensation and benefits Executive received from the Company compared to the total compensation and benefits to which Executive was entitled immediately before the Change in Control. Executive shall give the Company 30 business days’ notice of an intent to terminate this Agreement for Good Reason, and provide the Company with 30 calendar days after receipt of such notice from Executive to remedy the alleged action(s) giving rising to Good Reason. In the event the Company does not cure the violation, if Executive does not terminate Executive’s employment within 60 days following the last day of the cure period, the occurrence of the violation shall not subsequently serve as Good Reason for purposes of this Agreement.

(ii)Termination Without Cause by the Company or by Executive for Good Reason. In the event the Company terminates Executive’s employment with the Company without Cause or Executive resigns for Good Reason at any time during the Term, the Company shall have no further liability or obligation to Executive under this Agreement, but the Company shall pay the following amounts to Executive: (a) the Accrued Obligations, payable in a lump sum within the time period required by applicable law; (b) any amounts to which Executive is entitled under the Company’s benefit plans in accordance with their terms; and (c) subject to Executive’s compliance with Article IV of this Agreement and the execution and timely return by Executive of a release of claims in a form and substance reasonably requested by the Company (the “Release”), which shall be executed and delivered by Executive within 60 days of Executive’s termination of employment and which shall be irrevocable, the Company shall pay Executive (1) a cash payment equal to 12

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months’ Base Salary payable in equal semi-monthly installments over a 12 month period, (2) a cash payment equal to the average annual incentive bonus paid to Executive for the two full calendar years immediately preceding the date Executive’s employment terminates, and (3) for a period of 12 months, at the Company’s expense, health and other welfare benefits that are not less favorable to Executive than the health and other welfare benefits to which Executive was entitled immediately before Executive’s employment termination triggering the severance payment; provided that such benefits shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company. The payments in the preceding clauses (1), (2) and (3) are collectively referred to as the “Severance Payments”. The first installment of any Severance Payments shall commence on the first payroll day after the 60th day following the date of termination of Executive’s employment; provided, however, that the first payment shall include all installments that would have been paid from the date of Executive’s termination of employment through the first payment date. In the event Executive fails to comply with the terms of Article IV or does not timely execute and return (or otherwise attempts to revoke) the Release, no amount shall be payable to Executive pursuant to this Article III.B.(ii).

(iii)Termination Due to Death or Disability. In the event Executive’s employment is terminated due to death or Disability at any time during the Term, Executive’s employment shall immediately terminate and the Company shall have no further liability or obligation to Executive under this Agreement or in connection with Executive’s employment hereunder, except that the Company shall pay (a) the Accrued Obligations, and (b) any amounts to which Executive is entitled under the Company’s benefit plans or other agreements in accordance with their terms. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law. All amounts that may be due to Executive under this Article III.B.(iii) shall be paid to Executive or to Executive’s administrators, personal representatives, heirs and legatees, as may be appropriate. Payments under Article III.B.(iii)(c) shall be paid in accordance with the Company’s regular payroll practices, beginning on the first payroll date coinciding with or next following the date that is 60 days after the date this Agreement terminates. Payment of any amounts in Article III.B.(iii)(c) due to Executive’s Disability is conditioned upon Executive’s execution and non-revocation of a Release within 60 days of Executive’s termination of employment. For purposes of this Agreement, “Disability” means the inability of Executive to perform Executive’s essential duties and responsibilities under this Agreement with or without reasonable accommodation for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months as a result of a physical or mental illness, disease or personal injury. During the period of Executive’s incapacity, Executive shall be entitled to leaves of absence from the Company in accordance with the policy of the Company generally applicable to executives for illness or temporary disabilities for a period or periods not exceeding three months on a cumulative basis in any calendar year or as otherwise provided by applicable law, and Executive’s status as an Executive shall continue during such periods. However, if Executive qualifies for short term disability payments under the Company’s standard short term disability plan during such leave, Executive shall apply to receive such short term disability payments. The Company shall supplement such short term disability payments so that Executive receives such monthly amounts, when combined with the short term disability payments, equal to Executive’s Base Salary. If during the period of Executive’s incapacity, Executive is deemed to have incurred a “separation from service” under Section 409A of the Code because there is no reasonable expectation that Executive will

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return to perform services for the Company, Executive shall be entitled, as a disability benefit, to continuation of Executive’s Base Salary until the date on which this Agreement is terminated (the “Disability Period”); provided, however, that such payments shall be reduced on a dollar-for-dollar basis by the amount of bona fide disability pay (within the meaning of Treas. Reg. section 1.409A-1(a)(5)) received or receivable by Executive during the Disability Period, provided such disability payments are made pursuant to a plan sponsored by the Company or TCB that covers a substantial number of employees of the Company or TCB and was established prior to the date Executive incurred a Disability, and further provided that such reduction does not otherwise affect the time of payment of Executive’s Base Salary pursuant to this Article III.B.(iii).

C.Change in Control. The severance benefits provided for in this Article III.C.(i) and (ii) are referred to collectively as the “Change in Control Payments” and are conditioned upon Executive’s execution and non-revocation of a Release within 60 days of Executive’s termination from employment.

(i)    Severance Benefits. If Executive’s employment with the Company is terminated (A) by the Company (or by the acquiring or successor business entity following a Change in Control (defined below)) other than for Cause, death or Disability, or (B) by Executive for Good Reason, any time during the period beginning 90 days before a Change in Control and ending 18 months after the date of a Change in Control (the “Change Period”), Executive shall receive, in lieu of the severance benefits described in Article III.B.(ii)(1) and (2), a severance benefit in an amount equal to the sum of 250% of (1) Executive’s Base Salary for the year immediately preceding the Change in Control plus (2) the average incentive bonus amount paid to Executive for the two years immediately preceding the Change in Control. Payment under this Article III.C.(i) shall be paid to Executive within 60 days of Executive’s termination from employment provided that Executive has executed and not revoked a Release.

(ii)    Other Benefits. In lieu of the severance benefits described in Article III.B.(ii)(3), for 18 months following the date of termination of Executive’s employment in circumstances in which a severance payment is due pursuant to Article III.C.(i), the Company shall provide Executive, at the Company’s expense, health and other welfare benefits that are not less favorable to Executive than those to which Executive was entitled immediately before the Change in Control. Benefits provided under this Article III.C.(ii) to Executive or to Executive’s spouse or dependents shall be modified to the extent benefits under an applicable plan are modified for active employees of the Company.

(iii)    No Duplication of Payment. For clarity, the payment of severance benefits under this Article III.C. shall be in lieu of, and not in addition to, any payments under Article III.B.(ii).

(iv)    Excess Parachute Payments. Notwithstanding the other provisions of this Agreement, in the event that:

(a)the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Code or

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any successor thereof, (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code, and;

(b)if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by Executive thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by Executive.

(v)    Notwithstanding the foregoing, with respect to any stock options or other plans or programs in which Executive is participating at the time of termination of his employment, Executive’s rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by Executive which may then be in effect.

(vii)    For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred at such time as:

(a)    on the date that any “Person” (as defined below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of the Company through ownership of 50% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this Article III.C.; or

(b)    on the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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(c)    on the date a plan of reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or similar transaction occurs or is effectuated in which the Company is not the resulting entity; provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon receipt of all required regulatory approvals not including the lapse of any required waiting periods. However, there is no Change in Control when there is such a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of subparagraphs (a), (b) and (c) above:

“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Section 409A of the Code.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

Notwithstanding anything to the contrary contained in this Agreement, a Change in Control for purposes of this Agreement shall not include any of the events described herein if the event is in connection with (i) a complete dissolution or liquidation of the Company; (ii) a Title 11 bankruptcy proceeding, the appointment of a trustee or receiver or the conversion of a case involving the Company to a case under Chapter 7; or (iii) any distressed sale of the Company’s assets or stock (as defined herein). For purposes of this Agreement, a “distressed sale of assets or stock” shall mean a sale effected for the purpose of avoiding bankruptcy or receivership, or any sale that is recommended to the Company by the Office of the Comptroller of Currency (or any other similar governmental agency with regulatory or oversight authority over the Company or TCB).

D.Shareholder Protection Provision. Notwithstanding anything to the contrary contained herein, in the event any of the following events occur, Executive shall be entitled to receive the amounts described in Article III.B.; provided, however, that “six (6) months” shall be substituted in lieu of “twelve (12) months” in Article II.B.(ii) above: (i) a complete dissolution or liquidation of the Company; (ii) a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7; or (iii) any distressed sale of the Company’s assets or stock (as defined below). For purposes of this Agreement, a “distressed sale of assets or stock” shall mean a sale effected for the purpose of avoiding bankruptcy or receivership, or any sale that is recommended to the Company by the Office of the Comptroller of Currency (or any other similar governmental agency with regulatory or oversight authority over the Company). In the event any amounts are received by Executive pursuant to this Article III that are calculated on the basis of the Company’s statement of earnings or gains, and if the Company is later required to prepare a restatement of its earnings or gains (other than a restatement caused by

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the retroactive application of accounting rules or other regulatory requirements) which the Board in good faith determines was due to the intentional misconduct of Executive or as to which the Board determines that Executive had actual knowledge of material inaccuracies in, Executive shall be required to reimburse the Company, net of taxes, for all severance payments made to Executive pursuant to this Article III that were calculated based on such statement of earnings or gains and Executive shall not be entitled to any additional payments pursuant to this Article III that would be calculated on the basis of a statement of earnings or gains. Notwithstanding the foregoing, in the event the Board in good faith determines that such restatement of the Company’s earnings or gains was not due to the intentional misconduct of Executive and that Executive had no actual knowledge of any material inaccuracies in such statement of earnings or gains, then Executive only shall be required to reimburse the Company, net of taxes, for the excess severance remuneration (as defined below). “Excess severance remuneration” shall mean the excess of the severance payments made to Executive pursuant to this Article III over the amount of severance payments calculated based on the Company’s statement of earnings as restated, as determined in the good faith discretion of the Board.

ARTICLE IV.
RESTRICTIVE COVENANTS

A.Confidentiality.

(i)Confidential Information. Executive acknowledges and agrees that the Company has developed and will continue to develop unique concepts, lending practices, sales presentations, marketing programs, marketing strategies, business practices, methods of operation, pricing information, cost information, trademarks, licenses, technical information, proprietary information, computer software programs, computer tapes and disks concerning its operations systems, electronically stored information, customer lists, customer leads, documents identifying past, present and future customers, customer profiles and preference data, hiring and training methods, investment policies, financial and other confidential, proprietary and/or trade secret information concerning their operations and expansion plans (“Confidential Information”). The Confidential Information includes, without limitation, information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information also means any information disclosed to Executive by the Company, either directly or indirectly, in writing, orally, electronically or by inspection of tangible objects, including, without limitation, all ideas, materials, documents, information, data, methods, strategies, equipment or plans, in any format, location or media, which are developed or used by or in the Company’s possession, whether pertaining to or belonging to the Company, its Affiliates, clients, customers, business partners, consultants, or vendors, and which is not generally known to the public and outside of the Company. Confidential Information specifically includes, without limitation, the Company’s, its Affiliates’, clients’, customers’, business partners’, consultants’, or vendors’ information regarding the following: client and potential client identity and history; current or potential business opportunities; business partners and potential business partners identity and history; business proposals; methods and practices of doing business and strategic growth plans; pricing formulas, structures or practices; proprietary information; calculations, rates, costs, and gross and net profit margins; finances, budgets,

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advertising, sales/services plans, forecasts, strategies, methods, statistics, reports and data; design plans, models, drawings, specifications, experiments, technical data, software, know-how, and research data; marketing methods; and any other information, materials, documents, data or other intellectual property of any kind whatsoever that the Company, its Affiliates, clients, customers, business partners, consultants or vendors designate or treat as confidential. “Affiliate,” as used in this Article IV, means any parent or subsidiary company of the Company, or any other entity in any form, of which the Company has any controlling ownership interest or management control in the operation of its business, or vice-versa, as determined by the Company. Executive acknowledges that the Company does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as Executive entrusted with such information. For purposes of this Agreement, Confidential Information shall not include (i) information that is or becomes publicly available (other than as a result of a breach of this Agreement by Executive), and (ii) information that is generally available in the industry through no fault of Executive.

(ii)No Unauthorized Use or Disclosure. Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company and that any disclosure or unauthorized use of any Confidential Information by Executive will cause irreparable harm and loss to the Company. Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties; and (ii) constitutes a protectable business interest of the Company. Executive acknowledges and agrees that the Company owns the Confidential Information. Executive shall not dispute, contest, or deny any such ownership rights either during or after Executive’s employment with the Company. Executive shall preserve and protect the confidentiality of all Confidential Information. During the period of Executive’s employment with the Company and after Executive’s termination from employment for any reason, Executive shall not directly or indirectly disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the Board’s written consent. Throughout Executive’s employment with the Company and thereafter: (i) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (ii) Executive shall not, directly or indirectly, utilize, disclose to anyone, or publish, use for any purpose, exploit, or allow or assist another person or entity to use, disclose or exploit, without prior written authorization of the Board, any Confidential Information or part thereof, except: (1) as permitted in the proper performance of Executive’s duties for the Company, or (2) as otherwise permitted or required by law. Executive shall use reasonable best efforts to obligate all persons to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. If Executive learns that any person or entity is taking or threatening to take any actions that would compromise any Confidential Information except as permitted by law, Executive shall promptly advise the CEO of all facts concerning such action or threatened action. Executive shall not, directly or indirectly, use the Company’s Confidential Information or information regarding the names, contact information, skills and compensation of employees and contractors of the Company to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere

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with or divert business away from any customer, client, vendor or supplier of the Company with whom or which the Company conducted business within the 18 months prior to Executive’s termination from employment with the Company; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by or associated with the Company. Confidential Information prepared or compiled by Executive and/or the Company or furnished to Executive during Executive’s employment with the Company shall be the sole and exclusive property of the Company, and none of such Confidential Information or copies thereof, shall be retained by Executive. Executive shall not remove any documents or electronically stored information that contains Confidential Information from any Company property except as may be required in the performance of Executive’s duties as a Company Executive. Executive shall not place or save any Confidential Information on any computer or electronic storage system that is not in compliance with the Company’s Information Security Policy.

(iii)Third Party Confidential Information. During Executive’s employment with the Company, the Company will receive from third parties their confidential and/or proprietary information, subject to a duty on the Company’s part to maintain the confidentiality of and to use such information only for certain limited purposes. Executive shall hold all such confidential or proprietary information in strict confidence and shall not disclose it to any person or organization or use it except as necessary in the course of Executive’s employment with the Company and in accordance with the Company’s agreement with such third party.

(iv)No Interference. Notwithstanding any other provision of this Agreement, that Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive and the Company agree that nothing in this Agreement is intended to interfere with Executive’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.

(v)Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(vi)Return of Property and Information. Upon the termination of Executive’s employment for any reason, Executive shall immediately return and deliver to the Company any

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and all property of the Company in Executive’s possession, custody or control, including, without limitation, Confidential Information, software, devices, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after the termination or resignation of Executive’s employment for any reason, Executive determines that Executive has any Confidential Information or Company property in Executive’s possession or control, Executive shall immediately return it to the Company, including all copies and portions of the information or property.
B.Restrictive Covenants. In consideration for (i) the Company’s provision of Confidential Information to Executive; (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to Executive; (iii) access to the Company’s proprietary information, customers, employees and associates; (iv) access to information regarding the salary, pay scale, capabilities, experiences, skill and desires of the employees and independent contractors of the Company; and (v) the Company’s employment of Executive pursuant to this Agreement and the compensation and other benefits provided to Executive, to protect the Company’s Confidential Information and business goodwill of the Company and the Company’s Affiliates (including, without limitation, BankDirect), Executive agrees to the following restrictive covenants:

(i)Non-Solicitation. Executive agrees that during Executive’s employment and for a period of 12 months following the termination of Executive’s employment for any reason (“the Restricted Period”), other than in connection with Executive’s duties under this Agreement, Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons, solicit business from, interfere with, or induce to curtail or cancel any business or contracts with the Company, or attempt to solicit business with, interfere with, or induce to curtail or cancel any business or contracts with the Company, or do business with or accept business from any actual or prospective customer of the Company with whom the Company did business or whom the Company solicited within the preceding 12 months, and whom or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment with the Company; (2) Executive learned of as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction applies only to business which is in the scope of services or products provided by the Company.

(ii)Non-Recruitment. During the Restricted Period, other than in connection with Executive’s duties under this Agreement, Executive shall not, and shall not use any Confidential Information to, on behalf of Executive or on behalf of any other person or entity, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, or attempt to hire, solicit, induce, recruit, engage, go into business with, or encourage to leave or otherwise cease his/her employment with the Company, any individual who is an employee of the Company or who was an employee of the

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Company within the 12-month period prior to Executive’s termination from employment with the Company.

(iii)Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company which have been obtained and maintained through great costs, time and effort. Therefore, during Executive’s employment and after the termination of Executive’s employment for any reason, Executive shall not in any way disparage, libel or defame the Company, its business or business practices, its products or services, or its shareholders, managers, officers, directors, employees, investors, members, contributors, sponsors or affiliates. Nothing in this Article IV.B.(iii) is intended to interfere with Executive’s right to engage in the conduct set forth in Article IV.A.(iv).
C.Works.

(i)    Assignment of Work Product. For the purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, and all other intellectual property, including patents, trademarks, copyrights and trade secrets, that the Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others. During the Executive’s employment with the Company and for a period of 12 months following the termination of the Executive’s employment for any reason, Executive shall promptly make full written disclosure to the Company of all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company. Executive hereby assigns and shall be deemed to have assigned to the Company or its designee, all of the Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression during the period of the Executive’s employment with the Company that (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of the Company; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that the Executive has done or may do for or on behalf of the Company; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to the Executive as a result of duties assigned to the Executive by the Company; or (d) has been or will be otherwise made through the use of the Company’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. All original works of authorship that have been or will be made or fixed in a tangible medium of expression by the Executive (solely or jointly with others) within the scope of the Executive’s employment with the Company will be considered “Works Made for Hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Work Product is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty will be due to the Executive based on commercialization of any Work Product.

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(ii)    Maintenance of Records. Executive agrees to keep and maintain adequate and current hard-copy and electronic records of all Work Product made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be available to and remain the sole property of the Company during the Executive’s employment with the Company and at all times thereafter.

(iii)    Patent and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, affidavits, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Work Product. The Executive further agrees that the Executive’s obligation to execute or cause to be executed, when it is in the Executive’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.

D.Business Opportunities. Executive assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities (defined below), and further acknowledges and agrees that all Business Opportunities constitute the exclusive property of the Company. Executive shall present all Business Opportunities to the CEO, and shall not exploit a Business Opportunity. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, or proposals pertaining to any aspect of the Company’s business and any business the Company prepared to conduct, or contemplated conducting during Executive’s employment with the Company, which are developed by Executive or originated by any employee or third party and brought to the attention of Executive, together with information relating thereto. For the avoidance of doubt, this Article IV.D. is not intended to limit or narrow Executive’s duties or obligations under federal or state law with respect to corporate opportunities.

E.Tolling. If Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company. The period of time during which Executive is in breach shall be added to the Restricted Period.

F.Remedies. Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests. Executive further acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Article IV concern special, unique and extraordinary matters and that a violation of any of the terms of these covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies at law are not available. In the event of a breach by Executive of Article IV of this Agreement, Executive immediately forfeits any unpaid portion of the Severance Payments or Change in Control Payments, as applicable, from the date of such

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breach and the Company shall be entitled to (i) cease payment of any unpaid portion of the Severance Payments or Change in Control Payments, as applicable; and (ii) recover any portion of the Severance Payment or Change in Control Payments, as applicable, paid to Executive from the date of such breach or threatened breach. Additionally, Executive agrees that the Company shall be entitled to an injunction, restraining order, and all other relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate, in addition to damages, attorneys’ fees and costs. The remedies in this Article IV.F. shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity. The existence of any claim or cause of action Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the Company’s enforcement of the covenants in Article IV. No modification or waiver of any covenant contained in Article IV shall be valid unless the Company’s Board approves the waiver or modification in writing. A Dispute, as defined in Article V, regarding a breach or threatened breach of this Article IV is not subject to the Dispute Resolution provisions in Article V; rather, the Company may apply to a court of competent jurisdiction to enforce the covenants set forth in this Article IV. The Company and Executive irrevocably submit to the exclusive jurisdiction of the state courts and federal courts in the city of the Company’s headquarters (Dallas, Texas) regarding the injunctive remedies set forth in this Article IV, provided that such court(s) has authority to issue injunctive relief restraining any alleged violation of Article IV. Each party waives all objections and defenses based on service of process, forum, venue, or personal or subject matter jurisdiction, as these defenses may relate to an application for injunctive relief in a suit or proceeding under this Article IV.

G.Reasonableness. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article IV. Executive acknowledges that the geographic area, scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature of the operations of the Company’s business; (ii) Executive’s level of control over and contact with the business in the Restricted Area; and (iii) the amount of compensation and Confidential Information that Executive is receiving in connection with Executive’s employment with the Company. It is the desire and intent of the Parties that the provisions of Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the Parties hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

H.Reformation. The Parties agree that the foregoing restrictions set forth in Article IV are reasonable under the circumstances and that any breach of the covenants contained in Article IV would cause irreparable injury to the Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in or involving the Restricted Area during the Restricted Period, but acknowledges that Executive shall receive Confidential Information and sufficiently high remuneration and other benefits to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification

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prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

I.Survival. Executive’s post-termination obligations in Article IV shall survive the termination of this Agreement and Executive’s termination of employment with the Company for any reason.

ARTICLE V.
MISCELLANEOUS PROVISIONS

A.Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, without regard to any conflict of law or choice of law rules.

B.Dispute Resolution. In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement or any other agreement, Executive’s employment, the termination of Executive’s employment for any reason, or Executive’s relationship with the Company, or any of its predecessors, successors, affiliates, assigns, agents, directors, officers, employees, consultants, committees, employee benefit plans and committees, fiduciaries, representatives, insurers, attorneys, and all persons and entities acting by, through, under or in concert with any of them (any such matter, a “Dispute”), except for any Dispute arising under Article IV of this Agreement:

(i)    The parties to such Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties (each, an “Authorized Decision-Maker”). To this end, each such party shall cause an Authorized Decision-Maker to consult and negotiate with an Authorized Decision-Maker of the other party, and the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution).

(ii)    If the parties do not resolve such Dispute within 30 days of the first negotiation between Authorized Decision-Makers, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Dallas, Texas, by the American Arbitration Association or its successor (the “AAA”) (or another mediator upon the mutual agreement of Executive and the Company). Such mediation session shall take place within 60 days of the date of receipt of the written request for mediation. If the parties are not able to agree regarding the identity of the mediator within 20 days from the party’s delivery of the mediation demand to the other party, the AAA shall appoint a neutral mediator upon written request to the AAA by either party.

(iii)    In the event the Company and Executive are unable to resolve any Dispute pursuant to Article V.B.(i) or (ii) above, the parties hereto shall resolve such Dispute by binding arbitration under the Employment Arbitration rules of the AAA then in effect, and in accordance

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with applicable law, including the Federal Arbitration Act and the Federal Rules of Civil Procedure, but subject to the following agreed provisions and except where applicable federal or state law requires otherwise. Subject to legal privileges, the arbitrator shall have the power to permit discovery as allowed under the Federal Rules of Civil Procedure. The arbitration shall be conducted in Dallas, Texas, and the proceedings shall be kept strictly confidential by the parties, their respective attorneys and the arbitrator. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail. The arbitrator shall be selected by agreement of the parties; but if no agreement can be reached, the arbitrator shall be appointed pursuant to the procedures of the AAA. The Company, on the one hand, and Executive, on the other hand, shall each pay one-half of the arbitrator’s expenses. Each party shall pay its own legal expenses, except where prohibited by law. The arbitrator shall have no authority to consolidate the claims of other employees into a class action or otherwise fashion, consider, preside over, or award relief to any form of a representative, collective, or class proceeding. The arbitrator shall provide a written opinion supporting his/her conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties. The arbitrator may award damages and/or permanent injunctive relief, but in no event shall the arbitrator have the authority to award punitive or exemplary damages, except where authorized by statute. Notwithstanding anything to the contrary in this Article V, the Company may apply to a court of competent jurisdiction to enforce the covenants set forth in Article IV. If proper notice of any hearing has been given, the arbitrator shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. If any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

C.Cooperation. After the termination of Executive’s employment, Executive shall cooperate and provide reasonable assistance, at the request of the Company, in the transitioning of Executive’s job duties and responsibilities, and any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with the Company. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party as to matters relating to the Company; and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that Executive’s obligations of reasonable cooperation under this Article V.C. are

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not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Article V.C. other than the compensation and benefits provided for in this Agreement, provided that Executive shall be entitled to be reimbursed by the Company for any reasonable out-of-pocket expenses incurred in fulfilling Executive’s obligations pursuant to subsections (i) and (ii) above. Nothing in this Article V.C. is intended to interfere with Executive’s right to engage in the conduct outlined in Article IV.A.(iv).

D.Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

E.Severability. In the event that any court of competent jurisdiction or arbitrator holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

F.Reformation. In the event any court of competent jurisdiction or arbitrator holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court or arbitrator may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court or arbitrator.

G.Entire Agreement. This Agreement constitutes the entire agreement among the Parties, and fully supersedes any and all prior agreements, understanding or representations among the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, Executive’s employment with the Company; provided, however, Executive’s obligations under this Agreement are in addition to Executive’s obligations under the Company’s policies and procedures. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be in writing and must be signed by all parties to this Agreement.

H.Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement, the terms of Executive’s employment, and any compensation or benefits to which Executive may be entitled. Executive represents that Executive relied solely and only on Executive’s own judgment in making the decision to enter into this Agreement.

I.No Fiduciary Relationship by the Company. This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company (or any of its officers or directors) to Executive.

J.Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of any Party to insist in any one or more instances upon

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performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of the Parties with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief, injunctive relief, damages or the obligations in Article IV.

K.Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

L.Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Executive may not assign this Agreement to a third party. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the Parties to the Agreement to any claim, cause of action, remedy, or right of any kind.

M.Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code, or shall comply with the requirements of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A of the Code upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A of the Code. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive’s termination of employment, Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six months and one day after Executive’s separation from service for any reason other than death, and (y) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. With respect to any expense reimbursement benefit provided pursuant to this Agreement, (1) the amount of expenses eligible for reimbursement provided to Executive during any calendar year shall not affect the

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amount of expenses eligible for reimbursement provided to Executive in any other calendar year, (2) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Each payment under this Agreement to Executive shall be deemed a separate payment. To the extent the benefits provided under Article III.B.(ii) or Article III.C.(ii) are otherwise taxable to Executive, such benefits, for purposes of Section 409A of the Code shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

N.Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

O.Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

P.Indemnification. The Company agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Texas law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys’ fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the willful misconduct, fraud, or gross negligence of Executive. Costs and expenses incurred by Executive in defense of any such litigation, including attorneys’ fees, shall be paid by the Company in advance of the final disposition of such litigation promptly upon receipt by the Company of (i) a written request for payment, (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (iii) an undertaking adequate under Texas law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. THE FOREGOING INDEMNIFICATION SPECIFICALLY INCLUDES CLAIMS THAT ARISE OUT OF EXECUTIVE’S SOLE, JOINT OR CONTRIBUTORY NEGLIGENCE, BUT SPECIFICALLY EXCLUDES THOSE CLAIMS THAT ARISE OUT OF EXECUTIVE’S WILLFUL MISCONDUCT, FRAUD OR GROSS NEGLIGENCE. EXECUTIVE WOULD NOT HAVE ENTERED INTO THIS AGREEMENT IF NOT FOR THIS INDEMNIFICATION.

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Q.Execution in Multiple Counterparts. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

[Signature Page Follows]
IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

EXECUTIVE:                Signature:
Printed Name: ______
Date:

THE COMPANY:                TEXAS CAPITAL BANCSHARES, INC.

Signature:
Printed Name:        _____________
Title:        ______________________________
Date: ___________

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